Exhibit 19.1
LANDSEA HOMES CORPORATION

INSIDER TRADING POLICY
I.INTRODUCTION
Federal and state laws prohibit buying, selling, gifting, or making other transfers of securities by persons who have material information that is not generally known or available to the public (“Material Nonpublic Information”). These laws also prohibit persons with such Material Nonpublic Information from disclosing this information to others who trade.
Landsea Homes Corporation (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by members of its Company’s Board of Directors, officers, and employees together with certain other persons whom the Company has notified that they are subject to this policy, such as contractors or consultants who have access to material nonpublic information (“Company Personnel”), as well as (i) members of such persons’ immediate families and households, and any family members who do not live in their household but whose transactions in Company securities are directed by them or are subject to their influence or control (“Family Members”) and (ii) corporations or other business entities controlled or managed by such person, and trusts (“Controlled Entities,” and together with Family Members and Company Personnel, “Insiders”). All references in this Policy to “you” should be read to include all of your Family Members and Controlled Entities. You should consult the General Counsel if you have any questions regarding whether a person or entity is covered.
This Policy is designed to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In certain circumstances, the Company may also be able to recover all profits made by an insider who traded illegally, as well as collect other damages. Furthermore, the Company (and its directors and executive officers) could face penalties of up to $25 million for failing to take steps to prevent insider trading in the Company’s securities.
Without regard to the civil or criminal penalties that may be imposed by others, willful or negligent violation of this Policy and its procedures may constitute grounds for disciplinary action by the Company up to and including dismissal.
You are responsible for ensuring that you and your Family Members and Controlled Entities do not violate federal or state securities laws or this Policy. You may be personally subject to the criminal penalties and civil liabilities discussed above, as well as disciplinary action by the Company, even if your Family Member or Controlled Entity was responsible for the transaction violating this Policy or applicable law.

Exhibit 19.1
Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market LLC (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.
II.POLICIES AND PROCEDURES
A.Trading Policy
1.You may not buy or sell a company’s securities when you have Material Nonpublic Information (as defined below) about that company. This Policy against “insider trading” applies to trading in (a) Company securities and (b) the securities of the Company’s customers and vendors or a company with which the Company is evaluating or negotiating a major transaction and other business partners known to an Insider when such Insider obtains Material Nonpublic Information as a result of the Insider’s employment or relationship with the Company (each such company, a “Business Partner”).
2.You may not convey Material Nonpublic Information about the Company or a Business Partner to others. You also may not suggest that anyone purchase or sell any Company or Business Partner securities while you are aware of Material Nonpublic Information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about Business Partners, when an Insider obtains Material Nonpublic Information about such other company as a result of the Insider’s employment or relationship with the Company. This Policy does not restrict legitimate business communications on a “need to know” basis.
3.It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-swing trading (generally defined as selling Company securities within six months following a purchase or purchasing Company securities within six months following a sale); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions. Section 16 Persons (as defined below) are further required by SEC rules to disgorge all profits of short-swing trading to the Company. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in

Exhibit 19.1
unlawful insider trading. Because of this danger, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, unless you first pre-clear the proposed pledge and/or margin account holding with the General Counsel. In addition, if you are a director or officer who has your compensation disclosed in the Company’s annual proxy statement, you also should be aware that the Company is required to disclose in its annual proxy statement the number of Company securities that you have pledged as collateral.
The foregoing restrictions apply to all Company Personnel, as well as members of such persons’ Family Members and such persons’ Controlled Entities. The SEC and federal prosecutors may presume that trading by Family Members and Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
For purposes of this Policy, references to “trading” and “transactions” includes, among other things:
•purchases and sales of Company or Business Partner securities in public markets;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company;
•making gifts of Company or Business Partner securities; and
•using Company or Business Partner securities to secure a loan.
Conversely, references to “trading” and “transactions” do not include:

•the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (e.g., where the Company withholds shares to satisfy tax obligations);
•the vesting of Company stock options or the delivery of shares upon vesting/settlement of restricted stock and/or restricted stock units;
•transferring Company or Business Partner securities to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control);
•sales of Company or Business Partner securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; and
•any other purchase of Company securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws.

Exhibit 19.1
In addition, transactions in mutual funds that are invested in Company or Business Partner securities are not transactions subject to this Policy as long as (i) the Insider does not control the investment decisions on individual stocks within the fund or portfolio and (ii) Company or applicable Business Partner securities do not represent a substantial portion of the assets of the fund or portfolio.
You should consult the General Counsel if you have any questions regarding what constitutes a trade or transaction.
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

B.What is “Material Nonpublic Information”?
1.Material Information
Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue, or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;
•changes in control or sale of all or part of the Company’s or a Business Partner’s business;
•changes in directors, senior management or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•material defaults under agreements or actions by creditors, clients, or vendors relating to the Company’s or a Business Partner’s credit rating;

Exhibit 19.1
•information about major contracts;
•gain or loss of a significant customer or supplier;
•major new products or designs, significant advances in product development, or price changes on major products;
•a new cybersecurity risk or cybersecurity incident, whether known to be critical or potentially significant;
•major marketing changes;
•the interruption of production or other aspects of the Company’s or a Business Partner’s business as a result of accident, fire, natural disaster, or breakdown of labor negotiations or any major shutdown;
•labor negotiations;

•product recalls;
•major environmental incidents;
•bankruptcy or liquidity concerns or developments; and
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.
Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade.
If you have questions regarding what constitutes material information, please contact the General Counsel.
2.Nonpublic Information
Nonpublic information is information that is not generally known or available to the public.
We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a filed Form 8-K or other filing with the SEC or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until five full trading days have elapsed following public disclosure.

Exhibit 19.1
The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
C.Unauthorized Disclosure
All Insiders must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines For Public Disclosures And Communications With The Investment Community. If you receive inquiries of this nature, refer them to the General Counsel.
D.When and How to Trade Company Stock
1.Overview
Directors, officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Section 16 Officers,” and together with directors, “Section 16 Persons”), and certain other employees who are so designated from time to time, as well as their Family Members and their Controlled Entities (“Restricted Persons”) are for purposes of this Policy required to comply with the restrictions and procedures detailed below in addition to those which apply to all Company Personnel. Even if you are not a Restricted Person, however, following these procedures and complying with these restrictions may assist you in complying with this Policy and the insider trading laws.
2.Window Periods
Restricted Persons may only trade in Company securities from the date that is two full trading days after an earnings release to the close of business on the date that is one week prior to the end of each quarter (such period, the “Window Period”).
However, even if the Window Period is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Window Period is open.
From time to time during the Window Period, the Company may close trading due to developments (such as a significant event or transaction) that involve Material Nonpublic

Exhibit 19.1
Information. In such cases, the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities. Individuals so notified should not disclose to others the fact that trading has been prohibited.
Even if the Window Period is closed, you may exercise Company stock options, to the extent applicable, if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be cancelled before it closes.
In light of these restrictions, if you expect a need to sell Company securities at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 Trading Plan, as discussed below.
3.Pre-clearance
The Company requires its Restricted Persons to pre-clear transactions in Company securities. Restricted persons must submit the Trading Pre-clearance Form for Restricted Persons to the General Counsel (or, in the case of the General Counsel, by the Chief Financial Officer), and receive the countersigned form, prior to engaging in any transaction. Absent exceptional circumstances, all requests should be submitted to the General Counsel at least three business days in advance of a proposed transaction. The pre-clearance policy applies to Restricted Persons even if they are initiating a transaction while a Window Period is open.
If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the fifth full trading day after approval is obtained. Regardless of approval, a transaction may not be executed if you acquire Material Nonpublic Information concerning the Company prior to executing it. If a transaction is not executed within the period described above, the transaction must be approved again before it may be executed. Likewise, if a transaction is executed with respect to an amount of securities which is less than the full amount approved, and the period described above has elapsed, approval must be sought and received again before a further transaction is executed with respect to the remaining securities.
If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 Trading Plan (discussed below) will not require pre-clearance at the time of the transaction.
If you have questions regarding whether a contemplated transaction requires pre- clearance, please contact the General Counsel.
E.Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “Rule

Exhibit 19.1
10b5- 1 Trading Plan”). It is possible to pre-arrange trades in Company securities by entering into a written trading plan. A plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Under this Policy, the adoption, amendment or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including applicable pre-clearance procedures.
Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.
F.Noncompliance
Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
G.Certification
All Section 16 Persons and other employees who are designated as Restricted Persons will be required to certify their understanding of and intent to comply with this Policy at least annually.
H.Post -Termination Transactions
This Policy will continue to apply to your transactions in Company securities after your employment or service has terminated with the Company until such time as you are no longer aware of Material Nonpublic Information or until that information has been publicly disclosed or is no longer material.
Questions about these guidelines should be directed to the General Counsel.

Last Modified: July 30, 2024

Exhibit 19.1
ACKNOWLEDGEMENT AND CERTIFICATION
I certify that:
1.I have read and understand the Insider Trading Policy (the “Policy”) of Landsea Homes Corporation (the “Company”).
2.I understand that the General Counsel is available to answer any questions I have regarding the Policy.
3.Since the date this Policy became effective, or such shorter period of time that I have been with the Company, I have complied with the Policy.
4.I will continue to comply with the Policy for as long as I am subject to the Policy

Signature	Date
Name (Please Print)

Exhibit 19.1
Appendix A
Guidelines for Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Insiders must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in the Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The General Counsel will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the legal department regarding any Rule 10b5-1 Trading Plan or proposed trades. Insiders remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Insiders consult with their own attorneys, brokers, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Person, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counselor (in the case of the General Counsel, by the Chief Financial Officer). Insiders must submit the written 10b5-1 Trading Plan and the 10b5-1 Trading Plan Pre-clearance Form to the General Counsel, and receive the countersigned form, prior to entering into the plan. The Company may require that Insiders use a standardized form of Rule 10b5-1 Trading Plan.
2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:
•When the Insider is not aware of any Material Nonpublic Information; and
•When the Window Period is open, to the extent the Insider is subject to the Window Period under the Policy, and the Insider is not otherwise prohibited from trading.
3.Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Insider must be in writing, signed, and either:
•specify the amount, price and date of the sales (or purchases) of Company securities to be effected;

Exhibit 19.1
•provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.
For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4.No Hedging. Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5.Good Faith Requirements. Insiders must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act. Insiders must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Material Nonpublic Information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5- 1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.
8.No Overlapping Rule 10b5-1 Trading Plans. An Insider may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult the General Counsel with any questions regarding overlapping Rule 10b5-1 Trading Plans.

Exhibit 19.1
9.Single Transaction Plans. An Insider may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If an Insider is considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Insider should consult with the General Counsel in advance to confirm that any such change does not constitute an effective termination of the plan.
As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel in accordance with the pre- clearance procedures set forth in these guidelines, and will be subject to all the other requirements set forth in Sections 2-9 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.
The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel in accordance with the pre-clearance procedures set forth in these guidelines for the adoption of a new 10b5-1 Trading Plan. Except in limited circumstances, the General Counsel will not approve the termination of a Rule 10b5-1 Trading Plan unless:
•The Insider is not aware of any Material Nonpublic Information; and
•The Window Period is open, to the extent the Insider is subject to the Window Period under the Policy, and the Insider is not otherwise prohibited from trading.